                                            CUSIP NO. 582445102

                                            -----------------------------------
                                            OMB APPROVAL
                                            -----------------------------------
                                            OMB Number:. . . . . . . .3235-0145
                                            Expires: . . . . . October 31, 1994
                                            Estimated average
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                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549

                                     SCHEDULE 13D

                      Under the Securities Exchange Act of 1934
                                 (Amendment No. 6)*

                                  MCMORAN OIL & GAS
- -------------------------------------------------------------------------------
                                    Name of Issuer


                                     COMMON STOCK
- -------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                      582445102
- -------------------------------------------------------------------------------
                                     CUSIP Number

                    BOB GREENWOOD: ROBERTSON, STEPHENS & COMPANY
             555 CALIFORNIA STREET, SUITE 2600, SAN FRANCISCO, CA  94104
                                    (415) 781-9700
- -------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications

                                    JULY  31, 1997
- -------------------------------------------------------------------------------
                Date of Event which Requires Filing of this Statement


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement   [ ]. (A fee
is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class). (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the act but shall be subject to all other provisions of the Act (however, see the Notes).

- -------------------------------------------------------------------------------
                               SCHEDULE 13D
- -------------------------------------------------------------------------------
         CUSIP NO. 582445102           PAGE 2 0F 20 PAGES
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     The Robertson Stephens Contrarian Fund
     Tax I.D. 94-3174915
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY
- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
      NUMBER OF                 7  SOLE VOTING POWER
       SHARES                      0
    BENEFICIALLY             --------------------------------------------------
       OWNED                    8  SHARED VOTING POWER
      BY EACH                      500,000
     REPORTING               --------------------------------------------------
    PERSON WITH                 9  SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
                                   500,000
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     500,000
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     3.6%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     IV
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

- -------------------------------------------------------------------------------
                               SCHEDULE 13D
- -------------------------------------------------------------------------------
         CUSIP No. 582445102           PAGE 3 OF 20 PAGES
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company, Incorporated
     Tax I.D. 94-3172874  See Exhibit A for a list of Executive Officers
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY
- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
      NUMBER OF                 7  SOLE VOTING POWER
       SHARES                      0
    BENEFICIALLY             --------------------------------------------------
       OWNED                    8  SHARED VOTING POWER
      BY EACH                      777,500 (Includes shares held of record by
     REPORTING                     The Robertson Stephens Contrarian and
    PERSON WITH                    Orphan Funds of which Robertson, Stephens &
                                   Co. Investment Management, L.P. is
                                   investment manager.  Robertson Stephens &
                                   Company, Inc. is General Partner of
                                   Robertson, Stephens & Co. Investment
                                   Management, L.P. See Item 5.)
                             --------------------------------------------------
                                9  SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                               10  SHARED DISPOSITIVE POWER
                                   777,500
- -------------------------------------------------------------------------------
(11) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     777,500
- -------------------------------------------------------------------------------
(12) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
(13) PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     5.5%
- -------------------------------------------------------------------------------
(14) TYPE OF REPORTING PERSON*
     CO
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 582445102                                              PAGE 4 OF 16
- -------------------------------------------------------------------------------
                               SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP NO. 582445102            PAGE 4 OF 20 PAGES
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens Orphan Fund L.P.
     Tax I.D. 94-3108651
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY
- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
     NUMBER OF                 7   SOLE VOTING POWER
       SHARES                      0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8   SHARED VOTING POWER
      BY EACH                      275,000
     REPORTING               --------------------------------------------------
    PERSON WITH                9   SOLE DISPOSITIVE POWER
                                   0
                             --------------------------------------------------
                              10   SHARED DISPOSITIVE POWER
                                   275,000
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     275,000
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     1.9%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     CO
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 582445102                                              PAGE 5 OF 16
- -------------------------------------------------------------------------------
                               SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP No. 582445102            PAGE 5 OF 20 PAGES
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Bayview Investors
     Tax I.D. 94-3108651
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY
- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     275,000 (Includes shares held of record by
     REPORTING                    The Robertson Stephens Orphan Fund of which
    PERSON WITH                   Robertson, Stephens & Co. Investment
                                  Management, L.P. and Bayview Investors, Ltd.
                                  are the General Partners. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  275,000
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     275,000
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     1.9%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     CO
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT! INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 582445102                                              PAGE 6 OF 16
- -------------------------------------------------------------------------------
                               SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP No. 582445102            PAGE 6 OF 20 PAGES
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company, Orphan Offshore Fund
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY
- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     2,500
     REPORTING               --------------------------------------------------
    PERSON WITH                9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  2,500
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     2,500
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     .02%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     CO
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 582445102                                              PAGE 7 OF 16
- -------------------------------------------------------------------------------
                               SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP No. 582445102            PAGE 7 OF 20 PAGES
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Robertson, Stephens & Company Investment Management L.P.
     Tax I.D. 94-3181687
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY
- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     777,500 Includes shares held of record by
     REPORTING                    Robertson Stephens Contrarian Fund of which
    PERSON WITH                   Robertson Stephens Investment Management
                                  L.P. is investment adviser. Includes shares
                                  held of record by the Robertson Stephens
                                  Orphan Fund and Orphan Offshore Fund of which
                                  Robertson Stephens Investment Management L.P.
                                  is General Partner.
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  777,500
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     777,500
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     5.5%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON
     CO
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 582445102                                              PAGE 8 OF 16
- -------------------------------------------------------------------------------
                               SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP No. 582445102            PAGE 8 OF 20 PAGES
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Paul Stephens
     Tax I.D. ###-##-####
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY
- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     WC & PF
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     UNITED STATES
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     777,500  (Includes shares held of record by
     REPORTING                    The Robertson Stephens Contrarian Fund of
    PERSON WITH                   which Robertson, Stephens & Co. Investment
                                  Management, L.P. is investment manager.
                                  Robertson Stephens & Company, Inc. is
                                  General Partner of Robertson, Stephens &
                                  Co. Investment Management, L.P. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  777,500
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     777,500
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     5.5%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 582445102                                              PAGE 9 OF 16
- -------------------------------------------------------------------------------
                               SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP NO. 582445102            PAGE 9 OF 20 PAGES
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sanford Robertson
     Tax I.D. ###-##-####
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY
- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     777,500  (Includes shares held of record by
     REPORTING                    The Robertson Stephens Contrarian and Orphan
    PERSON WITH                   Funds of which Robertson, Stephens & Co.
                                  Investment Management, L.P. is investment
                                  manager. Robertson Stephens & Company, Inc.
                                  is General Partner of Robertson, Stephens &
                                  Co. Investment Management, L.P. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  777,500
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     777,500
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     5.5%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 582445102                                              PAGE 10 OF 16
- -------------------------------------------------------------------------------
                               SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP No. 582445102            PAGE 10 OF 20 PAGES
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Michael G. McCaffery
     Tax I.D. ###-##-####
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY
- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     777,500  (Includes shares held of record by
     REPORTING                    The Robertson Stephens Contrarian
    PERSON WITH                   and Orphan Funds of which Robertson, Stephens
                                  & Co. Investment Management, L.P. is
                                  investment manager.  Robertson Stephens &
                                  Company, Inc. is General Partner of
                                  Robertson, Stephens & Co. Investment
                                  Management, L.P. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  777,500
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     777,500
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     5.5%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 582445102                                              PAGE 11 OF 16
- -------------------------------------------------------------------------------
                               SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP No. 582445102            PAGE 11 OF 20 PAGES
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     G. Randy Hecht
     Tax I.D. ###-##-####
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY
- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     777,500  (Includes shares held of record by
     REPORTING                    The Robertson Stephens Contrarian and Orphan
    PERSON WITH                   Funds of which Robertson, Stephens & Co.
                                  Investment Management, L.P. is investment
                                  manager.  Robertson Stephens & Company, Inc.
                                  is General Partner of Robertson, Stephens &
                                  Co. Investment Management, L.P. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  777,500
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     777,500
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     5.5%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 582445102                                              PAGE 12 OF 16
- -------------------------------------------------------------------------------
                               SCHEDULE 13D
- -------------------------------------------------------------------------------
        CUSIP No. 582445102            PAGE 12 OF 20 PAGES
- -------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON.
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Kenneth R. Fitzsimmons
     Tax I.D. ###-##-####
- -------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP                                (b)  /X/
- -------------------------------------------------------------------------------
  3  SEC USE ONLY
- -------------------------------------------------------------------------------
  4  SOURCE OF FUNDS*
     OO (Working Capital of Purchasing Funds) See Item 2.
- -------------------------------------------------------------------------------
  5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)
                                                    / /
- -------------------------------------------------------------------------------
  6  CITIZENSHIP OR PLACE OF ORGANIZATION
     CALIFORNIA
- -------------------------------------------------------------------------------
     NUMBER OF                 7  SOLE VOTING POWER
       SHARES                     0
    BENEFICIALLY             --------------------------------------------------
       OWNED                   8  SHARED VOTING POWER
      BY EACH                     777,500  (Includes shares held of record by
     REPORTING                    The Robertson Stephens Contrarian and Orphan
    PERSON WITH                   Funds of which Robertson, Stephens & Co.
                                  Investment Management, L.P. is investment
                                  manager.  Robertson Stephens & Company, Inc.
                                  is General Partner of Robertson, Stephens &
                                  Co. Investment Management, L.P. See Item 5.)
                             --------------------------------------------------
                               9  SOLE DISPOSITIVE POWER
                                  0
                             --------------------------------------------------
                              10  SHARED DISPOSITIVE POWER
                                  777,500
- -------------------------------------------------------------------------------
 11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     777,500
- -------------------------------------------------------------------------------
 12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
                                                    / /
- -------------------------------------------------------------------------------
 13  PERCENT OF CLASS REPRESENT BY AMOUNT IN ROW (11)
     5.5%
- -------------------------------------------------------------------------------
 14  TYPE OF REPORTING PERSON*
     IN
- -------------------------------------------------------------------------------
*SEE INSTRUCTIONS BEFORE FILLING OUT!   INCLUDE BOTH SIDES OF THE COVER PAGE,
RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

CUSIP 582445102                                              PAGE 13 OF 16

ITEM 1.   SECURITY AND ISSUER.

          This Schedule 13D is filed with respect to the Common Stock of McMoRan Oil & Gas (the "Company").

ITEM 2:   IDENTITY AND BACKGROUND.

          The Schedule 13D is filed on behalf of The Robertson Stephens Contrarian Fund, Robertson, Stephens & Company, Inc. ("RS&Co., Inc."), and RS&Co., Inc.'s five shareholders, Messrs. Sanford R. Robertson, Paul H. Stephens, Michael G. McCaffery, G. Randy Hecht, and Kenneth R. Fitzsimmons. The sale of the Company's shares giving rise to this 13D were made by The Robertson Stephens Contrarian Fund and Orphan Fund (the "Funds").

          This Schedule 13D relates to the direct beneficial ownership in the shares of the Company by the Fund, and the indirect beneficial ownership in the shares of the Company held by the Funds. Messrs. Robertson, Stephens, McCaffery, Hecht and Fitzsimmons disclaim any beneficial ownership with respect to shares of the Company that RS&Co., Inc. may be deemed to be beneficially own, are included in this Schedule 13D for protective disclosure purposes only, and shall not be deemed by their inclusion in this Schedule 13D to have made any admission that any such person has any beneficial interest in such shares.

          Set forth below is the following information with respect to the persons signing this Schedule 13D: name; place of organization; address of principal business and office; principal business; information concerning criminal convictions during the past five years; and information concerning civil or administrative proceedings during the past five years with respect to any state or federal securities laws.


I.        (a)  The Robertson Stephens Contrarian Fund, A Massachusetts Business
               Trust. The Registered Investment Manager of The Robertson Stephens Contrarian Fund is: Robertson, Stephens & Company Investment Management, L.P. The General Partner of Robertson, Stephens & Co. Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

          (c)  Business Trust, Registered Investment Company.

          (d)  No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

II.       (a)  The Robertson Stephens Orphan Fund, A California Limited
               Partnership. The Registered Investment Manager of The Robertson Stephens Orphan Fund is: Robertson, Stephens & Company Investment Management, L.P. The General Partner of Robertson, Stephens & Company Investment Management, L.P. is Robertson, Stephens & Company, Incorporated.

CUSIP 582445102                                              PAGE 14 OF 16

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

          (c)  Limited Partnership.

          (d)  No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

III.      (a)  Robertson, Stephens Orphan Offshore Fund, A Cayman Islands
               Limited Partnership. Robertson Stephens Investment Management L.P. is the General Partner of Robertson, Stephens Orphan Offshore Fund.

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

          (c)  Offshore Fund.

          (d)  No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

IV.       (a)  Paul H. Stephens.

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

          (c) Paul H. Stephens is Managing Director and Chief Investment Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

          (d)  No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

V.        (a)  Sanford R. Robertson.

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

          (c) Sanford R. Robertson is the Chairman of and a shareholder of Robertson, Stephens & Company, Incorporated.

          (d)  No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

VI.       (a)  Michael G. McCaffery.

CUSIP 582445102                                              PAGE 15 OF 16

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

          (c) Michael G. McCaffery is the President and Chief Executive Officer, and a shareholder, of Robertson, Stephens & Company, Incorporated.

          (d)  No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

VII.      (a)  G. Randy Hecht.

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

          (c) G. Randy Hecht is the Executive Vice President, Chief Operating Officer, and shareholder of Robertson, Stephens & Company, Incorporated.

          (d)  No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

VIII.     (a)  Kenneth R. Fitzsimmons.

          (b)  555 California Street, Suite 2600
               San Francisco, CA  94104

          (c) Kenneth R. Fitzsimmons is the Managing Director, Director of Capital Markets, and shareholder of Robertson, Stephens & Company, Incorporated.

          (d)  No convictions in criminal proceedings.

          (e)  No civil or administrative proceedings.

ITEM 3:   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION:

          The securities with respect to which this Schedule 13D is filed were purchased by the Funds using working capital contributed by their respective partners.

ITEM 4:   PURPOSE OF TRANSACTION:

          The securities with respect to which this Schedule 13D is filed were purchased by the Funds in the ordinary course of investment and not with the intention nor effect of changing or influencing control of the Issuer. The reporting persons may sell all or part or acquire additional securities of the Issuer depending on market conditions and other economic factors.

CUSIP 582445102                                              PAGE 16 OF 16

ITEM 5:   INTEREST IN SECURITIES OF THE ISSUER.

          (a) (b) The aggregate number and percentage of the class of securities identified pursuant to Item 1 of this Schedule 13D that are beneficially owned by the persons listed in Item 2 are as follows:

                                                          No. of Shares
       Name of                                             Beneficially      Percentage of
       Beneficial Owner                                           Owned           Class(1)
       -----------------------------------------------------------------------------------
       The Robertson Stephens Contrarian Fund                500,000(2)               3.6%
       Robertson, Stephens & Company, Incorporated           777,500(4)               5.5%
       Paul H. Stephens                                      777,500(5,6)             5.5%
       Sanford R. Robertson                                  777,500(6)               5.5%
       Michael G. McCaffery                                  777,500(6)               5.5%
       G. Randy Hecht                                        777,500(6)               5.5%
       Kenneth R. Fitzsimmons                                777,500(6)               5.5%
       The Robertson Stephens Orphan Fund                    275,000(7)               1.9%
       The Robertson Stephens Orphan Offshore Fund             2,500(8)               .02%
       Bayview Investors Ltd.                                275,000(9)               1.9%
       The Robertson Stephens Investment Mgmt L.P.           777,500(10)              5.5%

(1) All percentages in this table are based, pursuant to Rule 13D-1(e) of the Securities Exchange Act of 1934, as amended, on 14,076,539 shares of Common Stock of the Issuer outstanding as of June 30, 1997.

(2) The Robertson Stephens Contrarian Fund, is a Registered Investment Company. Robertson, Stephens & Co. Investment Management, L.P. is the Registered Investment Manager for the Contrarian Fund. RS&Co., Inc. is the General Partner of Robertson, Stephens & Co. Investment Management, L.P.

(4) Robertson, Stephens & Company, Inc., a California Corporation, as General Partner of the Contrarian Fund's Investment Adviser, Robertson Stephens Investment Management L.P. , Inc., is deemed to have shared dispositive power over 777,500 shares of the Company.

(5) Paul H. Stephens is the Chief Investment Officer of RS&Co., Inc. and as such may be deemed to have shared voting power over 777,500 shares of the Company held by the Funds.

(6)    Disclaims beneficial ownership.

(7)    Robertson Stephens Orphan Fund, is a California Limited Partnership.

CUSIP 582445102                                              PAGE 17 OF 16

(8) Robertson Stephens Orphan Offshore Fund is a Cayman Islands Limited Partnership.

(9) Bayview Investors Ltd. is a California Limited Partnership, as General Partner of the Robertson Stephens Orphan Fund is deemed to have shared dispositive power over 275,000 shares.

(10) Robertson Stephens Investment Management L.P. is a California Limited Partnership, and as General Partner to the Orphan and Orphan Offshore Funds and investment adviser to the Contrarian Fund is deemed to have shared dispositive power over 777,500 shares.

       (c) The following is a list of transactions by the filing parties since the last filing:


               Entity        Date      Shares     Price        Transaction
               ------        ----      ------     -----        -----------
             Contrarian     7/22/97      1,500     3.47       Open Mkt. Sell
             Contrarian     7/23/97      3,100     3.47       Open Mkt. Sell
             Contrarian     7/30/97     50,000     3.62       Open Mkt. Sell
             Contrarian     7/31/97    200,000     3.84       Open Mkt. Sell
             Contrarian      8/1/97     75,000     3.87       Open Mkt. Sell
             Contrarian      8/5/97     50,000     3.91       Open Mkt. Sell
             Contrarian      8/6/97    125,000     4.23       Open Mkt. Sell
             Contrarian     8/29/97     96,900     4.01       Open Mkt. Sell
             Orphan          8/6/97    125,000     4.23       Open Mkt. Sell

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

          Please refer to Item 5.

ITEM 7.   MATERIAL TO BE FILED AS EXHIBITS.

          The following exhibits are filed herewith:

          Exhibit A  - Agreement of Joint Filing

CUSIP 582445102                                              PAGE 18 OF 16

ITEM 8.   SIGNATURE PAGE.

          After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:    September 2, 1997


          THE ROBERTSON STEPHENS CONTRARIAN FUND, A MASSACHUSETTS BUSINESS
          TRUST.
          By   Robertson, Stephens & Company, Incorporated

          By:  PAUL H. STEPHENS*
               ----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


          ROBERTSON, STEPHENS & COMPANY, INCORPORATED

          By:  PAUL H. STEPHENS*
               ----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

               PAUL H. STEPHENS*
               ----------------
               Paul H. Stephens

               SANFORD R. ROBERTSON*
               --------------------
               Sanford R. Robertson

               MICHAEL G. McCAFFERY*
               --------------------
               Michael G. McCaffery

               G. RANDY HECHT*
               --------------
               G. Randy Hecht

               KENNETH R. FITZSIMMONS*
               ----------------------
               Kenneth R. Fitzsimmons


*By:           _____________________________
               Robert C. Greenwood
               Pursuant to Power of Attorney
               Previously Filed

CUSIP 582445102                                              PAGE 19 OF 16

                                  EXHIBIT A

                            AGREEMENT OF JOINT FILING

          The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Act of the Statement dated May 2, 1994 containing the information required by Schedule 13D, for the Common Stock of McMoRan Oil & Gas held by The Robertson Stephens Contrarian Fund and Robertson, Stephens & Company, Incorporated.

Dated:    September 2, 1997

          THE ROBERTSON STEPHENS CONTRARIAN FUND, A MASSACHUSETTS BUSINESS
          TRUST.
          By   Robertson, Stephens & Company, Incorporated

          By:  PAUL H. STEPHENS*
               ----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

          THE ROBERTSON STEPHENS PARTNERS  FUND, A MASSACHUSETTS BUSINESS
          TRUST.
          By   Robertson, Stephens & Company, Incorporated

          By:  PAUL H. STEPHENS*
               ----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer


          ROBERTSON, STEPHENS & COMPANY, INCORPORATED

          By:  PAUL H. STEPHENS*
               ----------------
               Paul H. Stephens
               Managing Director and Chief Investment Officer

               PAUL H. STEPHENS*
               ----------------
               Paul H. Stephens

               SANFORD R. ROBERTSON*
               --------------------
               Sanford R. Robertson

               MICHAEL G. McCAFFERY*
               --------------------
               Michael G. McCaffery

               G. RANDY HECHT*
               --------------
               G. Randy Hecht

CUSIP 582445102                                              PAGE 20 OF 16

               KENNETH R. FITZSIMMONS*
               ----------------------
               Kenneth R. Fitzsimmons



*By            _____________________________
               Robert C. Greenwood
               Pursuant to Power of Attorney
               Previously Filed